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                                                                   EXHIBIT 10.24

                              SETTLEMENT AGREEMENT

     THIS SETTLEMENT AGREEMENT is entered into the 23rd day of November, 2001, but effective as of November 15, 2001 (the "Effective Date"), by and among NESCO, Inc., an Oklahoma corporation ("NESCO"); Hopkins Appraisal Services, Inc., a Missouri corporation wholly-owned by NESCO ("HAS"); David E. Hopkins ("DEH"); Marie L. Hopkins ("MLH"); and HVS, Inc., a Missouri corporation wholly-owned by DEH ("HVS").

     In consideration of the mutual covenants contained herein, the parties agree as follows:

1.   RECITALS.

     (a) NESCO, DEH, MLH and HVS are parties in an action styled NESCO, Inc. v. David E. Hopkins, Marie L. Hopkins, David Hatutian, Brock Rule and Hopkins Valuation Services, Case No. 01-0528-CV-W-1, presently pending in the United States District Court for the Western District of Missouri (the "Litigation").

     (b) The parties to this Agreement have agreed to settle the Litigation upon the terms set forth herein. The terms of the settlement include, without limitation, (i) the parties' agreement to dismiss all claims and counterclaims made by them in the Litigation with prejudice, (ii) the agreement of HVS to cease all operations and transfer the business and certain of the assets of HVS to HAS, (iii) the agreement of DEH to resume his employment with HAS under terms here after described, (iv) the agreement of NESCO, DEH and MLH to affirm the obligations and restrictions of the non-competition obligations to NESCO and HAS under that certain Non-Competition Agreement dated June 12, 2000 (the "Non-Competition Agreement"), and (v) a mutual release of all claims under that certain Purchase and Sale Agreement dated June 12, 2000 (the "Purchase and Sale Agreement").

2.   EMPLOYMENT OF DEH BY HAS.

     (a) HAS hereby employs DEH in the capacity of President.

     (b) The term of DEH's employment shall commence on the Effective Date and shall continue until June 1, 2005 (the "Term").

     (c) DEH acknowledges that his employment by HAS shall be "at will," and that HAS shall have the right to terminate the employment of DEH at any time for any reason or for no reason.

     (d) DEH acknowledges that his job duties give him access to trade secrets and confidential information belonging to HAS, including, without limitation, lists of past, present and future customers and the database of assembled appraisal information. DEH responsibilities include using commercially reasonable efforts and diligence to protect such secret and confidential material and refraining from disclosing it to any person without the consent of the

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Board of Directors of HAS. Upon leaving the employment of HAS for any reason,
DEH agrees not to take any files, computer disks or printouts, address books or files, or other unpublished material belonging to HAS unless he has obtained the prior written consent of the Board of Directors of HAS to do so or as provided by Section 11. DEH further acknowledges that his breach of this covenant shall cause irreparable harm to HAS and that HAS shall be entitled to injunctive relief to prevent any such violations.

     (e) During the Term, HAS shall pay DEH a base salary at the rate of $10,000 per month, commencing as of the Effective Date.

     (f) Subject to the provisions of Sections 2(g), (h) and (i), in addition to base salary, HAS shall pay DEH a monthly bonus equal to 15% of the EBITDA (as defined below) of HAS for the previous month, payable on or before the 15th day of each month commencing the month after HAS has achieved a cumulative EBITDA of $1,000,000 from and after the Effective Date.

     (g) For the purposes of calculating the monthly bonus payable to DEH, "EBITDA" shall mean and be defined as the net income of HAS, as reflected on the unaudited income statement of HAS submitted to NESCO on or before the 10th day of each month commencing the 10th day of December, 2001. The income statement shall be prepared in accordance with generally accepted accounting principles consistently applied (except for footnotes), and after deduction from net revenues all ordinary and necessary business expenses incurred by HAS, including, without limitation, cost of goods sold, selling, general and administrative expenses, depreciation and amortization of goodwill, transaction expenses and other non-cash items, interest expenses and federal, state and local income taxes paid or accrued for the month in question; provided, however, for purposes of calculating EBITDA, there shall be added back or deducted from such net income, as the case may be, the following:

          (i) there shall be added back to such net income that portion of all federal, state and local income taxes paid or accrued (or deducted from such net income all tax credits from net operating loss carryforwards or otherwise) in the previous month in respect of the operations of HAS;

          (ii) there shall be deducted from such net income all gains realized, and added back to such net income all losses incurred, in the previous month from the disposition of any assets other than in the ordinary course of business of HAS;

          (iii) there shall be deducted from or added to such net income all "extraordinary items" of gain or loss, as that term is defined in GAAP, paid or accrued in the previous month;

          (iv) there shall be added back to such net income all interest paid or accrued in respect of indebtedness for money borrowed by HAS, irrespective of whether such indebtedness was incurred prior or subsequent to the Effective Date;

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          (v) there shall be added back to such net income any deductions in the previous month in respect of depreciation or the amortization of goodwill or transaction expenses (including attorneys' fees, accounting fees, brokers or finders fees);

          (vi) there shall be added back to such net income any deductions in the previous month in respect of the salary of DEH paid or accrued;

          (vii) there shall be added back to such net income that portion of NESCO corporate overhead allocated to HAS during the previous month; and

          (viii) there shall be added back to such net income any cash payments made by HAS during the previous month to any of the contract appraisers described on Exhibit A hereto, for the purpose of reducing the indebtedness owed by HAS to such contract appraisers for services rendered to HAS prior to May 8, 2001, as set forth on such Exhibit A.

     (h) The books of HAS shall be maintained on the accrual basis. No monthly bonus shall be paid to DEH unless HAS shall have, after payment of the bonus, sufficient cash to pay the next thirty (30) days of HAS' normal operating expenses. If HAS has insufficient cash to pay the monthly bonus to DEH, the same shall accrue until HAS has sufficient cash available to pay the bonus to DEH and meet its expense reserve requirement.

     (i) The books and records of HAS shall be maintained in Tulsa, Oklahoma and Independence, Missouri and shall be subject to inspection (including an audit) by either HAS or DEH at any time at the inspecting party's expense. If, upon completion of any such inspection it is determined that there has been an underpayment or overpayment of monthly bonuses to DEH for the accounting period that is the subject of the inspection or audit, the DEH shall promptly remit to HAS (in the case of an overpayment of bonuses), or HAS shall promptly pay to DEH (in the case of an underpayment of bonuses), the amount of the discrepancy, without interest. In lieu of payment, the adjustment may be made by an appropriate debit or credit to the amount owed by HAS to DEH the month or months following the inspection.

     (j) During the Term, and for so long as DEH remains an employee of HAS, HAS shall:

          (i) retain for the benefit of all HAS employees, DEH and his family the same Blue Cross and Blue Shield health insurance coverage currently maintained and provided for by HVS; and

          (ii) take such action as is necessary to allow DEH to serve on the Key Management and Incentive Plan Committee of HAS, without compensation and not as an employee or officer of NESCO.

3.   TRANSFER OF HVS ASSETS TO HAS.

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     (a) Upon the execution of this Agreement, HVS shall (i) cease all operations, (ii) terminate the employment of all employees and contractors,
(iii) cease billing customers under the name of "Hopkins Valuation Services,"
(iv) file an amendment to its Certificate of Incorporation changing the corporate name of HVS to DEH, Inc., and (v) execute a consent in the form of Exhibit B hereto, permitting HAS to conduct business under the name of "HVS" or "Hopkins Valuation Services, Inc." in the state of Missouri and any other state. Exhibit C attached hereto is a list of all of the states in which HVS has qualified to do business as a foreign corporation. HVS agrees to take such steps as are necessary to avoid confusion between HAS and HVS in such states, including withdrawing HVS from the state or amending HVS' qualification papers to reflect the change of its name to DEH, Inc.

     (b) As of the Effective Date, HVS shall assign and transfer all of its Accounts Receivable, Business and Proprietary Rights, to HAS, and shall enter into an agreement with HAS pertaining to its current premises and Equipment, in the form of Exhibit D attached hereto. NESCO shall indemnify and defend HVS, DEH and/or MLH from and for any loss, liability or claim arising out of HAS' failure to satisfy the obligations of HVS' lease or Exhibit D. As used herein,

          (i) "Accounts Receivable" means the accounts receivable of HVS as of the Effective Date.

          (ii) "Equipment" means the computers, copiers, office furniture, phone system and other miscellaneous property listed on Exhibit E hereto.

          (iii) "Business" means the current business of HVS of commercial appraisal and related services and any other business of or activity by HVS necessary to accomplish the foregoing purposes.

          (iv) "Proprietary Rights" means all trade secrets, copyrights, patents, trademarks, service marks, customer lists, databases and all similar types of intangible property developed, created, or owned by HVS, or used by HVS in connection with its Business, whether or not the same are entitled to legal protection, including without limitation: (i) all designs, methods, inventions and know-how related thereto, (ii) all trademarks, trade names, service marks, and copyrights claimed or used by HVS whether or not they have been registered, and (iii) all customer lists of HVS, and (iv) corporate names used by HVS.

     (c) All invoices issued by HAS after the Effective Date, whether or not the invoices are attributable to services rendered by HVS prior to the Effective Date, shall be sent to customers under the name of "Hopkins Appraisal Services, Inc., d/b/a Hopkins Valuation Services, Inc."

     (d) All liabilities of HVS as of the Effective Date, or incurred by HVS after the Effective Date, shall be retained by HVS, except the liabilities under HVS' lease, HVS' obligations under Exhibit D, and payments due appraisal subcontractors by HVS or HAS.

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     (e) Attached hereto as Exhibit F are the balance sheet of HVS as of the
Effective Date, and the income statement of HVS for the accounting period then ended. DEH and HVS represent and warrant to NESCO and HAS that such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied (except for footnotes), are complete in all material respects and present fairly the financial condition of HVS as at the Effective Date and the results of operations for the period indicated.

     (f) Upon the execution and delivery of this Agreement, HVS shall irrevocably deliver to HAS a check in the amount of $50,000. In addition, all cash, checks and other revenues collected by HVS and/or HAS after the Effective Date, that are attributable to operations conducted by HVS prior to the Effective Date, shall be deposited in HAS' account in Kansas City at ____________Bank (account number __________), or such other account as may be approved by DEH and NESCO (the "HAS Account"). The authorized signers on the HAS Account shall be David E. Hopkins, Cherish Couch and Wesley Hill. The deposits to the HAS Account shall be used only for the following purposes and in the following order of priority:

          (i) The first disbursements from the HAS Account shall be used to pay all operating expenses of HAS that shall become due and payable on or before December 7, 2001; provided, however, if as of such date the amount on deposit in the HAS Account is not sufficient to pay all such expenses, HVS and/or DEH shall promptly and irrevocably make such deposits to the HAS Account as are necessary to make up the deficiency;

          (ii) The next $150,000 in the HAS Account shall be delivered to HVS, after deducting an estimated amount to be held in reserve to pay the next thirty (30) days' operating expenses of HAS; and

          (iii) After an aggregate of $150,000 has been delivered to HVS pursuant to Section 3(f)(ii), the balance in the HAS Account shall be delivered to NESCO, after deducting an estimated amount to be held in reserve to pay the accrued monthly bonus to DEH, as provided by Section 2(f).

     (g) Revenues collected by HAS that are attributable to services rendered by HAS after the Effective Date shall also be deposited to the HAS Account, but shall be accounted for separately from the deposits made pursuant to Section 3(f). All deposits made pursuant to this Section 3(g) shall be delivered to NESCO after reserving an amount sufficient to pay at least thirty (30) days of HAS' normal operating expenses, and an amount sufficient to pay the accrued monthly bonus to DEH, as provided by Section 2(f); provided, however, neither such reserve shall be made to the extent it has been previously established pursuant to Sections 3(f)(ii) and (iii).

     (h) Payments to NESCO pursuant to Sections 3(f)(iii) and 3(g) shall be made on the 1st and 15th of each month, commencing with the 15th day of December, 2001.

4.   GOVERNANCE OF HAS.

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     (a) During the Term, and as long as DEH remains an employee of HAS, NESCO agrees to vote its shares of voting stock of HAS to maintain a board of directors of HAS of four (4) persons, one of whom shall be DEH and the remainder NESCO designees.

     (b) During the Term, and as long as DEH remains an employee of HAS, NESCO agrees to vote its shares of voting stock of HAS to cause the election David E. Hopkins and Wesley Hill as the President and a Vice President of HAS, respectively.

5.   AFFIRMATION OF ORIGINAL NON-COMPETITION OBLIGATIONS OF HVS, DEH, MLH.

     All obligations of HVS, DEH and MLH under the Non-Competition Agreement, a copy of which is attached hereto as Exhibit G, are hereby affirmed and ratified as though fully set forth herein.

6.   DISMISSAL OF LITIGATION.

     Upon execution and delivery of this Agreement, NESCO agrees to dismiss with prejudice all claims filed against HVS, DEH and MLH in the Litigation, and each of HVS, DEH and MLH agrees to dismiss or cause the dismissal with prejudice of all counterclaims filed by them against NESCO in the Litigation.

7.   RELEASES BY HVS, DEH AND MLH.

     (a) Each of HVS, DEH and MLH (collectively "Hopkins") does hereby remise, release, and forever discharge each of NESCO and HAS (collectively, "NESCO"), its employees, agents, officers and directors, as well as its successors and assigns, of and from all and all manner of actions, causes of action, suits, proceedings, debts, dues, contracts, judgments, damages, claims, and demands whatsoever in law or equity, which against NESCO Hopkins ever had, now has, or which Hopkins' successors, heirs, executors, or administrators hereafter can, shall, or may have for or by reason of any matter, cause, or thing whatsoever, including but not limited to any manner of actions, causes of action, suits, proceedings, debts, dues, contracts, judgments, damages, claims, and demands whatsoever arising out of

          (i) any breach or alleged breach by NESCO of its obligations under the Purchase and Sale Agreement, or any other documents signed in conjunction with ort related to the Purchase and Sale Agreement, including, without limitation, (A) the failure of NESCO to pay Hopkins the $200,000 Holdback amount described therein, (B) the failure of NESCO to issue 50,000 shares of NESCO stock to Hopkins as additional consideration thereunder, and (C) the failure of NESCO to pay Hopkins a $30,000 cash bonus pursuant to his employment agreement dated June 12, 2000;

          (ii) any breach or alleged breach by NESCO of its obligations to Hopkins in connection with the acquisition of the business and assets of Brock Rule and/or Rule & Company (collectively, "Rule"), including, without limitation, the failure of NESCO to reimburse Hopkins the $200,000 advanced by Hopkins to Rule;

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          (iii) the failure of NESCO (A) to pay or cause the payment of amounts owed by HAS to certain of its vendors, which vendors have held or may seek to hold Hopkins personally liable for nonpayment, and (B) the failure of NESCO to reimburse Hopkins for all amounts advanced to such vendors;

          (iv) any of the facts pled in the counterclaims made by Hopkins in the Litigation; and

          (vi) all attorneys fees and other costs incurred by Hopkins in connection with the foregoing.

     (b) Hopkins further acknowledges and represents that:

          (i) NESCO, by entering into this Agreement, makes no admission of wrongdoing or liability of any kind, but instead is compromising disputed matters.

          (ii) It is Hopkins' intent to release all current or potential claims of any type or kind whatsoever, withholding and preserving nothing.

          (iii) No inducement or representation of any kind, save and except the covenants set forth in this Agreement, has been made to Hopkins in connection with this general release.

8.   RELEASES BY NESCO AND HAS.

     (a) NESCO does hereby remise, release, and forever discharge Hopkins, its employees, agents, officers and directors (with the exclusion of David Hatutian and Rule, each of whom has entered or will enter into a separate agreement with NESCO), as well as its successors and assigns, of and from all and all manner of actions, causes of action, suits, proceedings, debts, dues, contracts, judgments, damages, claims, and demands whatsoever in law or equity, which against Hopkins NESCO ever had, now has, or which NESCO's successors, heirs, executors, or administrators hereafter can, shall, or may have for or by reason of any matter, cause, or thing whatsoever, including but not limited to any manner of actions, causes of action, suits, proceedings, debts, dues, contracts, judgments, damages, claims, and demands whatsoever arising out of

          (i) any breach or alleged breach by Hopkins of its obligations under the Purchase and Sale Agreement, or any other documents signed in conjunction with or related to the Purchase and Sale Agreement;

          (ii) any breach or alleged breach by Hopkins of its obligations to NESCO under the Non-Competition Agreement or Employment Agreement;

          (iii) any breach or alleged breach by Hopkins of its obligations to NESCO in connection with the acquisition of the business and assets of Rule;

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          (iv) any of the facts pled in the claims made by NESCO in the
     Litigation; and

          (v) all attorneys fees and other costs incurred by NESCO in connection with the foregoing.

     (b) NESCO further acknowledges and represents that:

          (i) Hopkins, by entering into this Agreement, makes no admission of wrongdoing or liability of any kind, but instead is compromising disputed matters.

          (ii) It is NESCO's intent to release all current or potential claims of any type or kind whatsoever, withholding and preserving nothing.

          (iii) No inducement or representation of any kind, save and except the covenants set forth in this Agreement, has been made to NESCO in connection with this general release.

9.   PURCHASE OPTION.

     (a) Subject to the provisions of Section 9(b), NESCO hereby grants DEH an option ("Purchase Option") to acquire the assets of HAS d/b/a HVS, including data bases, files, client lists, software, the DEH non-compete obligation, the Rule non-compete obligation, the Hatutian non-compete obligation, the property sublease, tradenames, trademarks and other general intangibles/goodwill. The Purchase Price shall total $3,000,000, of which amount $300,000 shall be paid in cash at the closing and the balance by the execution and delivery of a promissory note by DEH and MLH to NESCO in the form of Exhibit H hereto. The note shall be in the principal amount of $2,700,000, and shall be repaid in monthly installments equal to 15% of the acquiring entity's gross revenue receipts, plus simple interest on the outstanding principal balance at a fixed rate of ten percent (10%) per annum; provided, all outstanding principal and accrued interest thereon shall be due and payable on the fifth anniversary of such note. The note shall be secured by all of the assets acquired. No prepayment premium shall apply.

     (b) Except as otherwise provided in Section 9(c), the Purchase Option shall be exercisable only upon the receipt by HAS of written notice of exercise by DEH within sixty (60) days after the occurrence of one of the following events (referred to herein as a "Triggering Event"):

          (i) the voluntary filing of a bankruptcy proceeding by HAS;

          (ii) any filing by HAS' creditors of a valid involuntary proceeding in bankruptcy against HAS, thereby causing HAS' assets and/or obligations to come under the jurisdiction and/or control of any bankruptcy court (excluding any jurisdiction related to NESCO's lenders who are determined to have a valid and perfected security interests in HAS/HVS accounts receivable and other collateral);

          (iii) the filing of a valid dissolution or liquidation proceeding against HAS by a third party;

          (iii) the inability of HAS to meet its direct, non-contingent obligations as they become due; or

          (iv) the termination of DEH's employment by HAS without Cause, or forced removal of DEH from the board of HAS without Cause. As used herein, "Cause" shall mean

               (A) DEH shall have committed a willful and serious act against HAS intending to enrich himself at the expense of HAS;

               (B) DEH shall have engaged in conduct that has caused demonstrable and serious injury, monetary or otherwise, to HAS as evidenced by a binding and final judgment, order, or decree of a court or administrative agency of competent jurisdiction in effect after exhaustion of all rights of appeal of the action, suit or proceeding, whether civil, criminal, administrative, or investigative;

               (C) DEH, in carrying out his duties hereunder, shall have been guilty of willful gross neglect or willful gross misconduct resulting, in either case, in material harm to HAS;

               (D) DEH shall have refused to carry out his duties in gross dereliction of duty and, after receiving written notice to such effect from HAS, shall have failed to cure the problem within thirty (30) days;

               (E) DEH shall have been convicted of a Class A felony; or

               (F) DEH or HVS shall have breached any of his or its obligations under this Agreement or the Non-Competition Agreement and, after receiving notice to such effect from HAS, shall have failed to cure the breach within ten (10) days.

     (c) None of the events described in Section 9(b) shall be a Triggering Event if the event was caused by or resulted from the disbursement of $150,000 to HVS pursuant to Section 3(f).

     (d) The Purchase Option shall expire if not exercised on or before the expiration of the expected Term of DEH's employment or any mutually agreeable renewal thereof.

10.  SITE TRAC.

     (a) NESCO shall pay DEH a bonus equal to 5% of net revenue for collected sales of the Site Trac system to New Customers which result from DEH's direct contacts and efforts after the date of this Agreement.

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          (i) "New Customers" shall exclude any Person utilizing the Site Trac system as of the date of this Agreement, or any Affiliates of such Person.

          (ii) "Affiliate," means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

          (iii) "Person" means a natural person, or governmental agency or other unit, or an entity, including, without limitation, a trust, estate, association, partnership, or domestic or foreign limited partnership, limited liability company, limited liability partnership or corporation.

     (b) All expenses directly incurred by DEH in the marketing of Site Trac shall be subject to approval by NESCO for reimbursement, which approval shall not be unreasonably withheld.

     (c) All expenses incurred by Site Trac in connection with the marketing of the Site Trac system shall be borne solely by Site Trac.

11.  ACCESS TO FILES.

     DEH and each contract appraiser performing work for HAS shall have access to any files pertaining to the services performed for HAS by the contract appraiser and shall have the right to retain a copy of any such file at DEH's expense. DEH's copies shall be for use with regulators and for compliance with any state licensing requirements. DEH's access and retention to such files shall be for the sole purpose of regulatory compliance (unless acquired pursuant to the Purchase Option).

12.  NOTICES.

     (a) Each notice required or given under this Agreement shall be in writing and shall be deemed given (i) when received, if personally delivered; (ii) the day after it is sent, if sent by a recognized expedited delivery service with next-day delivery requested; or (iii) five days after it is sent, if mailed, postage prepaid, via certified mail, return receipt requested. In each case, notice shall be sent to the following, as applicable, or such other address as such party shall have specified by notice in writing to the other parties:

     If to NESCO or HAS:    NESCO, Inc.
                            12331 E. 60th St.
                            Tulsa, Oklahoma 74146
                            Attention: Wesley Hill
                            Phone: 918-250-2227
                            Fax: 918-250-1418
                            E-mail: wesh@nesco-usa.com

        With copy to:       H. Wayne Cooper
                            Doerner, Saunders, Daniel & Anderson, LLP
                            320 S. Boston Ave., Suite 500
                            Tulsa, Oklahoma 74103
                            Phone: 918-582-1211
                            Fax: 918-591-5360
                            E-mail: hwcooper@dsda.com

     If to HVS, DEH or MLH: David E. Hopkins
                            4228 S. Hocker Drive, Building 12
                            Independence, Missouri 64055
                            Phone: 816-373-1890
                            Fax: 816-373-2585
                            E-mail: dhopkins@hopkinsvaluation.com

        With copy to:       Edward E. Embree
                            7400 West 130th Street, Suite 130
                            Overland Park, KS 66213
                            Phone: 913-814-8900
                            Fax: 913-814-8999
                            E-Mail: eembree@ntelaw.com

     (b) Whenever any notice is required to be given under the provisions of law or this Agreement, a waiver thereof, in writing, signed by the party or parties entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to notice.

13.  GENERAL.

     (a) This Agreement shall be binding upon and inure to the benefit of the parties, their heirs, personal representatives, successors and permitted assigns.

     (b) All section captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof.

     (c) This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument which may be sufficiently evidenced by one counterpart.

     (d) Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

     (e) The parties to this Agreement shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

     (f) This Agreement and the Non-Competition Agreement constitute all of the agreements among the parties hereto pertaining to the subject matter hereof and supersede all prior agreements and understandings pertaining thereto, including, without limitation, the Purchase and Sale Agreement, the employment agreement between NESCO and DEH dated June 12, 2000, and all prior settlement agreements between the parties relating to the Litigation.

     (g) No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

     (h) This Agreement (other than the Non-Competition Agreement) shall be governed by and construed in accordance with the domestic laws of the State of Oklahoma without giving effect to any choice or conflict of law provision or rule (whether of the State of Oklahoma or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Oklahoma. The Non-Competition Agreement shall be governed by and construed in accordance with the domestic laws of the State of Missouri without giving effect to any choice or conflict of law provision or rule (whether of the State of Missouri or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Missouri.

     (i) If any action is brought to enforce, or to construe or determine the validity of, any term or provision of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees and costs of the action.

     (j) If any provision of this Agreement is or becomes invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not be affected thereby.

     (k) Each of the parties submits to the jurisdiction of any federal or state court sitting in Tulsa, Oklahoma or Kansas City, Missouri, in any action or proceeding arising out of or relating to this Agreement, and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto. Any party may make service on any other party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices as described above in Section 12. Nothing in this Section 13(k), however, shall affect the right of any party to bring any action or proceeding arising out of or relating to this Agreement in any other court or to serve legal process in any other manner permitted by law or in equity. Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

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

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 23 day of November, 2001.

                                       NESCO, Inc.

                                       By: /s/ Wesley Hill
                                           ------------------------------------

                                       Title: President
                                              ---------------------------------

                                       Hopkins Appraisal Services, Inc.

                                       By: /s/ Wesley Hill
                                           ------------------------------------

                                       Title: President
                                              ---------------------------------

                                       /s/ David E. Hopkins
                                       ----------------------------------------
                                       David E. Hopkins

                                       /s/ Marie L. Hopkins
                                       ----------------------------------------
                                       Marie L. Hopkins

                                       HVS, Inc.

                                       By: /s/ David E. Hopkins
                                           ------------------------------------

                                       Title: President
                                              ---------------------------------

Exhibits:

A    Indebtedness Owed By HAS to Certain Contract Appraisers

B    Consent by HVS to Use of Corporate Name

C    List of States In Which HVS is Qualified To Do Business

D    Agreement Regarding HVS' Premises and Equipment

E    List of Equipment of HVS

F    Financial Statements of HVS

G    Non-Competition Agreement of HVS, DEF and MLH

H    Promissory Note